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                       HAWAIIAN ELECTRIC INDUSTRIES, INC.
                 DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN
                     (As amended through November 22, 1994)


Section 1.  Name and Number of Shares

                 The plan shall be known as the "Dividend Reinvestment and Stock Purchase Plan" (the "Plan"). The Plan permits (i) holders of record of the Common Stock of Hawaiian Electric Industries, Inc. (the "Company"), (ii) holders of record of the preferred stock ("Preferred Stock") of any class or series of Hawaiian Electric Company, Inc., Maui Electric Company, Limited and Hawaii Electric Light Company, Inc., each of which is a direct or indirect subsidiary of the Company, and (iii) residents of the State of Hawaii to purchase common stock of the Company ("Common Stock"). The number of shares of Common Stock which may be issued pursuant to the Plan shall be fixed from time to time by the Board of Directors of the Company.


Section 2.  Administration and Costs

                 The administrator of the Plan (the "Administrator") shall administer the Plan for participants, keep records, send statements of accounts to participants, and perform other duties relating to the Plan. The Administrator may be one or more officers or employees of the Company or of its subsidiaries and shall be appointed from time to time by the President, the Financial Vice President or the Treasurer of the Company. If the Administrator is one or more employees of the Company, an independent trustee (the "Trustee") shall be appointed by the President, the Financial Vice President or the Treasurer of the Company, and shares under the Plan shall be registered in the name of the Trustee. The initial Administrator shall be the Stock Transfer Division of the Company.

                 Except as provided in Section 14 hereof, neither the Company nor the Administrator nor the Trustee will charge participants any brokerage commissions, service charges or other expenses in connection with the Plan including, but not limited to, any brokerage commissions incurred by the Plan in purchasing Common Stock of the Company on the open market and any other compensation payable to the Broker (as defined in Section 6) for its services in connection with such purchases. Except as


                                 EXHIBIT 4(d)
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provided in Section 14, all costs of administration of the Plan will be paid by the Company.

Section 3.  Eligibility and Enrollment

                 The following persons shall be eligible to participate in the Plan (the "participants"):

                 (a) Each holder of record of Common Stock and/or Preferred Stock shall be eligible to participate in the Plan. In order to participate in the Plan, owners of Common Stock and/or Preferred Stock whose shares are registered in names other than their own (e.g., broker, bank nominee) must first either become holders of record by having shares of Common Stock and/or Preferred Stock, as the case may be, transferred into their own names or transfer shares of Common Stock to the name of the Administrator (or the Trustee, if there is a Trustee) for safekeeping under the Plan. In addition, an eligible stockholder must complete and sign the Company-approved authorization form ("Shareholder Authorization Form") for Common Stock and/or Preferred Stock, as the case may be, and return it to the Administrator in the manner prescribed on the Shareholder Authorization Form or in the current prospectus for the Plan. A Shareholder Authorization Form must be received by the Administrator by the dividend record date in order for the dividends for which the record is taken to be reinvested under the Plan. The execution of a Shareholder Authorization Form will result in the participation in the Plan only of the class or series of shares designated in the Form for participation in the Plan. For example, the designation of one or more series of Preferred Stock for participation in the Plan will not result in participation of any other existing or newly issued series of Preferred Stock unless a new Form is submitted which includes the designation of such additional series. A participant may change any of the designations set forth in a Shareholder Authorization Form by completing, signing and returning to the Administrator a new Shareholder Authorization Form in the manner described above, which new Form shall supersede the prior Form, or may make such changes in such other manner as may be permitted by the Administrator.

                 (b) Any individual who is of legal age and a resident of the State of Hawaii shall be eligible to participate in the Plan. In order to participate in the Plan, an eligible Hawaii resident must complete and sign the Company's enrollment form (the "Resident Enrollment Form") and return it to the Administrator along with a





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check or money order made payable to HEI/Dividend Reinvestment and Stock
Purchase Plan for an initial stock purchase of not less than $100 and not more than $100,000.

                 (c) Each participant may, pursuant to the Shareholder Authorization Form, the Resident Enrollment Form and/or such other forms as the Administrator may from time to time prescribe, elect one of the following three investment options: (1) under the "full dividend reinvestment" option, a participant may reinvest cash dividends on all shares of Common Stock and Preferred Stock registered in the name of a participant and on all shares of Common Stock held under the Plan for the participant to purchase additional shares of Common Stock; (2) under the "partial dividend reinvestment" option, a participant may receive cash dividends on a portion of the shares of Common Stock and/or Preferred Stock registered in such participant's name and/or on a portion of the shares of Common Stock held under the Plan for the participant, and reinvest the remainder of cash dividends on such shares to purchase Common Stock; and (3) under the "optional cash investment only/no dividend reinvestment" option, a participant may receive cash dividends on all shares of Common Stock and/or Preferred Stock registered in the participant's name and on shares of Common Stock held under the Plan for the participant. Under any of the investment options, a participant may purchase additional shares of Common Stock under the Plan by making optional cash payments to the Plan as provided under Section 5 below. A participant may change such participant's investment option by following the procedures under Section 3(a) above for changing the designations set forth in a Shareholder Authorization Form and/or such other procedures as the Administrator may from time to time prescribe.

                 (d) Shareholder Authorization and Resident Enrollment Forms shall be made available by the Administrator.

                 (e) Each participant will remain a participant in the Plan until participation is terminated pursuant to Section 12 hereof or until the Plan itself is terminated.


Section 4.  Cash Dividend Purchases

                 If a participant has elected full or partial dividend reinvestment on the shares of Common Stock or Preferred Stock registered in such participant's name or on the shares of Common Stock held under the Plan for such





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participant, such cash dividends will be credited to each participant's account under the Plan and will be automatically reinvested to purchase Common Stock on behalf of the participants on or after dividend payment dates in the manner described in Section 7 below. Until participation in the Plan is terminated pursuant to Section 12 hereof, Common Stock and/or Preferred Stock participating in the Plan shall include (1) all shares of each class or series of shares of Common Stock and/or Preferred Stock, as the case may be, designated by registered holders of such shares in Shareholder Authorization Forms which have been received by the Company by the record date for the payment of a cash dividend, including all such shares purchased after receipt of said form, and all shares received as a result of a stock dividend or stock split, (2) all shares of Common Stock transferred to the Administrator (or the Trustee) for safekeeping under the Plan, and (3) all shares of Common Stock purchased under the Plan for the accounts of shareholders and Hawaii residents, including all shares purchased with reinvested dividends and optional cash payments, unless said shares have been withdrawn pursuant to Section 13 hereof and are held in the name of a person who has not signed a Shareholder Authorization Form.

                 In the case of participants whose dividends on Common Stock and/or Preferred Stock are subject to United States income tax withholding, the amount of tax to be withheld will be deducted from the amount of dividends on Common Stock and/or Preferred Stock to determine the amount of dividends to reinvest.

                 The Administrator will credit dividends for all shares of Common Stock and/or Preferred Stock participating in the Plan (other than dividends paid on shares as to which the participant has elected to receive cash dividends) to the participants' accounts on the basis of full and fractional shares held in these accounts and will automatically reinvest such dividends (less any amounts required to be withheld by United States income tax law) in additional shares of Common Stock.


Section 5.  Cash Purchases

                 All participants, whether or not they have authorized the reinvestment of cash dividends on Common Stock or Preferred Stock, shall be eligible to make optional cash payments for purchases of additional shares





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of Common Stock under the Plan.  Optional cash payments shall be made by check or money order payable to HEI/Dividend Reinvestment and Stock Purchase Plan (or may be made by electronic funds transfer from a bank account designated by a participant, by payroll deduction, or by such other means, in each case subject to approval by the Treasurer of the Company or the Administrator) and any such payment may not be less than $25, nor may such payments exceed $100,000 in any calendar year (including for purposes of this limitation the initial payment made by a Hawaii resident upon enrollment in the Plan). The Administrator will send a statement recording receipt of each optional payment.


Section 6.  Method of Purchase of Shares

                 The Plan will satisfy its requirements for shares of Common Stock through purchases from the Company of authorized but unissued shares, through open market purchases of shares, or through a combination of both methods; provided, however, that no open market purchases of Common Stock shall be made unless and until any necessary exemptions have been obtained from the Securities and Exchange Commission. Open market purchases under the Plan, if any, will be made through a brokerage firm or other independent agent (the "Broker") appointed by the Company. Subject to any requirements and provisions specified herein, the Broker will have full discretion as to all matters relating to such open market purchases, including, without limitation, determining the number of shares, if any, to be purchased on any day or at any time of that day, the prices paid for such shares, the markets on which such purchases will be made, and the persons (including other brokers and dealers) from or through whom purchases will be made. The Company shall not change the method of acquiring shares of Common Stock to satisfy the Plan's requirements, including any change from purchases from the Company of authorized but unissued shares of Common Stock to open market purchases, or vice versa, or any change in the amount or portion of funds to be invested in authorized but unissued shares of Common Stock purchased from the Company versus shares purchased on the open market, more than once in any twelve-month period, except that the Plan may discontinue open market purchases and satisfy all of its requirements for Common Stock through purchases directly from the Company at any time upon the commencement of, or decision by the Board of Directors of the Company to commence, a distribution of shares of Common Stock other than pursuant to the Plan.





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The method of acquiring shares, and any change thereto, will be determined only at the direction of the Board of Directors or the Chief Financial Officer of the Company. At any time that any shares are purchased for the Plan on the open market, the Company will not change the source of shares to newly-issued shares or increase the amount or portion of funds to be invested in newly-issued shares absent a determination by the Board of Directors or the Chief Financial Officer of the Company that the Company has a need to raise additional capital or that there is another compelling reason for the change.


Section 7.  Timing of Purchases

                 Optional cash payments and dividend payments will be invested in shares of Common Stock on or after the applicable Investment Date. For any month in which no dividends are paid on Common Stock, the "Investment Date" for the optional cash payments received by the Administrator on or before the fifth
(5th) day of a month from such participant will be the tenth (10th) day of such month (or, if such day is not a business day, the next succeeding business day). For any month in which dividends are paid on Common Stock, the "Investment Date" for such dividends (and for any optional cash payments received by the Administrator no later than the fifth (5th) day of such month) will be the dividend payment date for such dividends, which is normally the tenth (10th) day of such month (or, if such day is not a business day, the next succeeding business day). For any month in which dividends are paid on Preferred Stock, the "Investment Date" for such dividends will be the dividend payment date for such dividends, which is normally the fifteenth (15th) day of such month (or, if such day is not a business day, the next succeeding business day). Interest will not be paid on optional cash payments or on reinvested dividends prior to or after their investment in Common Stock or if for any reason such payments and dividends are not so reinvested.

                 To the extent shares of Common Stock are purchased directly from the Company, such purchases shall occur on the applicable Investment Date or as promptly thereafter as the Administrator in its sole discretion determines practicable. To the extent shares of Common Stock are purchased in the open market, such shares shall be purchased through the Broker during the period commencing on each applicable Investment Date and ending on the earlier to occur of the thirtieth (30th) day





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thereafter or the date by which all such shares have been purchased (each an
"Investment Period"). Shares of Common Stock purchased directly from the Company will be credited to participants' accounts on the date purchased except that, if any shares are purchased on the open market, all of the shares purchased during the applicable Investment Period (including shares purchased from the Company) will be credited to participants' accounts as of the last day of such Investment Period. The Broker will be instructed prior to the commencement of each Investment Period regarding the amount of funds to be used to purchase shares of Common Stock on the open market during such Investment Period.

                 If the Broker is directed but unable to purchase sufficient shares in the open market with cash dividends and/or optional payments during any Investment Period, and the Company does not issue shares to fulfill all such purchase requirements, the Common Stock that is purchased from the Company and on the open market will be allocated among participants' accounts (on a pro rata basis if necessary) according to the amount each participant had contributed in cash dividends and, if there are any shares remaining, on a pro rata basis according to the amount each participant had contributed in optional cash payments. Funds that are not so invested during the applicable Investment Period will be returned to the participants as soon as practicable without interest.

                 If a participant has elected full or partial dividend reinvestment on the shares of Common Stock or Preferred Stock registered in such participant's name or on shares of Common Stock held under the Plan for such participant, the cash dividends to be reinvested for such participant will be delivered by the Company to the Administrator concurrently with payment of cash dividends to non-participating shareholders. Optional cash payments will be made by participants directly to the Administrator. The Administrator will deliver funds to be used to purchase shares on the open market to the Broker on the settlement date for the purchase of the shares.

Section 8.  Purchase Price of Shares

                 The purchase price per share of Common Stock purchased for the accounts of participants directly from the Company will be 100% of the average of the high and low sales prices for the Common Stock on the composite tape for stocks listed on the New York Stock Exchange on the business day prior to the applicable Investment Date





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or such later date as such stock is purchased (or the last prior day on which the Common Stock is traded if there is no trade reported on the business day prior to the applicable Investment Date or such later date). The purchase price per share of Common Stock purchased on the open market will be the weighted average price of all shares acquired on the open market by the Broker during the applicable Investment Period. If shares are purchased both on the open market and directly from the Company during any Investment Period, then the price per share for such shares will be the weighted average price per share of all such shares. Amounts to be invested in shares of Common Stock during any Investment Period will not be pooled with amounts to be invested during another Investment Period for purposes of computing per share prices. Amounts to be invested in any Investment Period will be completely invested before any purchases are executed for any subsequent Investment Period.


Section 9.  Registration of Shares

                 Shares of Common Stock purchased under the Plan will be registered in the name of the Administrator (or the Trustee, if there is a Trustee) as agent for the participants. Shares will not be issued to participants unless requested pursuant to Section 13 hereof.

                 For safekeeping or other purposes, holders of record of Common Stock who submit Shareholder Authorization Forms may elect to transfer their shares of Common Stock to the Administrator (or the Trustee, if there is a Trustee), without charge, to the credit of their account under the Plan, pursuant to such procedures as the Company and the Administrator shall establish.


Section 10.  Participants' Accounts

                 The Administrator shall keep an individual account for each participant recording the participant's interest in the Plan. Each participant's account will be credited with that number of shares, including fractions computed to four decimal places, equal to the total amount of cash dividends or optional cash payments to be invested, divided by the applicable purchase price per share.





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 Section 11.  Reports to Participants

                 Participants will receive periodic statements of account showing amounts invested, purchase prices, shares purchased, and other information for the year to date. Annually each participant will also receive a statement showing all information pertaining to the participant's account for the year. In addition, each participant shall receive copies of the Company's annual and quarterly reports to stockholders, notices of annual meetings, proxy statements, and information for income tax reporting purposes.


Section 12.  Termination of Participation

                 A participant may terminate participation in the Plan as to all (but not less than all) Common Stock and Preferred Stock participating in the Plan at any time by written notification to the Administrator. Any notice of termination received on or after a dividend record date will not be effective until dividends have been paid, credited to the participant's Plan account and reinvested in additional shares of Common Stock in accordance with the Plan. Within ten business days after the later to occur of (a) receipt of notice of termination and (b) reinvestment of dividends as to participants whose notice of termination is received on or after a dividend record date, certificates for whole shares of Common Stock credited to the participant's Plan account will be issued and a cash payment will be made for any fraction of a share; provided, however, that if a participant's account is credited with less than ten shares, the participant will receive cash in lieu of shares unless the Company otherwise elects. Cash payments for any fraction of a share or for less than ten shares will be based on the market price per share (determined in the manner provided in Section 8 hereof for shares purchased directly from the Company) on the last business day prior to the date of payment to the terminating participant. In no case will certificates for fractional shares be issued.

                 Termination of participation in the Plan will not preclude re-enrollment, provided that the Company reserves the right to reject re-enrollment where in its sole discretion it deems there have been excessive terminations and re-enrollments.





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 Section 13.  Withdrawal of Shares

                 A participant may withdraw all or a portion of shares of Common Stock from the participant's account by notifying the Administrator in writing to that effect and specifying the whole number of shares to be withdrawn. Withdrawal of shares must be in full shares only. Fractional shares will be liquidated upon termination of participation as described under
Section 12. Any notice of withdrawal received on or after a dividend record date will not be effective until dividends have been paid, credited to the participant's Plan account and reinvested in additional shares of Common Stock in accordance with the Plan. Within ten business days after the later to occur of (a) receipt of notice of withdrawal and (b) reinvestment of dividends as to participants whose notice of withdrawal is received on or after a dividend record date, certificates for whole shares of Common Stock so withdrawn will be issued. In no case will certificates for fractional shares be issued.

                 Shares withdrawn from the Plan and registered in the participant's name will no longer participate in the Plan, unless the participant has otherwise instructed the Administrator pursuant to a Shareholder Authorization Form and has not terminated participation pursuant to
Section 12 hereof. Shares not withdrawn from the Plan shall continue to participate in the Plan until withdrawn or until participation in the Plan shall have been terminated.

                 Accounts are maintained in the names used by participants at the time they entered the Plan. However, a participant who wishes to withdraw shares and have the stock certificates issued in the name of another person may do so by submitting a properly completed and executed stock power, with signature guaranteed, and complying with such other procedures as the Company or Administrator shall establish.


Section 14.  Sale and Transfer of Shares

                 Unless the participant satisfies the requirements specified in
Section 13 for the issuance of certificates in the name of another person, shares of Common Stock credited to a participant's account under the Plan or otherwise registered in the Administrator's (or Trustee's) name may not be pledged, encumbered, sold or otherwise transferred by a participant. Absent





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satisfaction of said requirements, a participant wishing to sell, pledge, encumber or otherwise dispose of shares must have those shares registered in his name by terminating participation in the Plan pursuant to Section 12 or withdrawing the shares pursuant to Section 13.

                 A participant who wishes to receive cash in lieu of shares of Common Stock upon termination of participation or withdrawal of shares may request the Administrator to sell such shares and to deliver the net proceeds to the participant. The net proceeds shall equal the selling price of the shares less customary brokerage commissions and a fee of $10 for the handling of each such request.

Section 15.  Voting of Shares

                 Each participant will be sent a notice of meeting and proxy statement and form of proxy for each meeting of shareholders of the Company. Each participant will vote directly the shares registered in such participant's name. The Administrator (or the Trustee, as the case may be) shall be deemed instructed to vote the shares of Common Stock it holds in the Plan for a participant who has shares registered in such participant's own name in the same way that said participant votes the shares of Common Stock registered in the participant's name, unless the participant instructs that the shares held in the Plan are to be voted in another way, in which event said shares shall be voted as instructed. If no shares of Common Stock are registered in a participant's name, the Administrator (or the Trustee, as the case may be) shall vote the shares it holds in the Plan for the participant in accordance with instructions of the participant given on the proxy form duly signed and returned by the participant. In the absence of any of the foregoing types of instructions, the Administrator (or the Trustee, as the case may be) will vote the shares registered in its name in the same proportion on each issue as it votes those shares as to which it has received instructions.


Section 16.  Limitation of Liability

                 Neither the Company nor the Administrator nor the Trustee nor the Broker nor any of their respective officers, directors, representatives, employees or agents shall be liable for any damages resulting from any act or omission in connection with the Plan in the absence of bad faith or gross negligence.





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Section 17.  Common Stock Adjustment Provisions

                 If the outstanding shares of common stock of the Company are decreased or exchanged for a different number or kind of shares or other securities, or if additional shares or new or different shares or other securities are distributed with respect to such shares of common stock or other securities, through merger, consolidation, sale of all or substantially all of the property of the Company, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other distribution with respect to such shares of common stock or other securities, an appropriate and proportionate adjustment may, subject to the requirements of federal and state securities laws and regulations, be made by the Company to the maximum number and kind of shares of common stock or other securities issuable under the Plan which are subject to an effective registration statement filed with the Securities Exchange Commission pursuant to the Securities Act of 1933, as amended.


Section 18.  Other Matters

                 The Board of Directors, Chief Financial Officer or Treasurer of the Company shall determine the effective date of the Plan as most recently amended hereby.

                 The Company intends to continue the Plan indefinitely, but reserves the right to suspend or terminate the Plan at any time. The Company also reserves the right to make any additions or modifications to the Plan. The Treasurer of the Company may interpret the Plan and may make additions thereto which are not inconsistent with the above provisions of the Plan.

                 In the event any stock dividends or split shares are distributed by the Company on shares of Common Stock credited to the account of a participant under the Plan, such shares will be added to the participant's account. Stock dividends or split shares distributed on any shares of Common Stock registered in the name of a participant will be distributed to the participant in the same manner as to shareholders who are not participating in the Plan.

                 In the event that the number of shares of Common Stock to be purchased by the participants in the Plan exceeds the balance of the shares authorized by the Board of Directors to be sold pursuant to the Plan, then the Plan shall be automatically suspended with respect to





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future purchases until such time as the Board of Directors of the Company has authorized additional shares of Common Stock to be sold pursuant to the Plan. In the event of any such automatic suspension of the Plan, then (1) on the date of such automatic suspension of the Plan, the number of shares of Common Stock to be sold shall be prorated among the participants purchasing shares on such date, and (2) the Treasurer of the Company shall determine the date the suspension is to be lifted after the Board of Directors has authorized the sale of additional shares of Common Stock pursuant to the Plan.

                 The Company will notify each participant of the commencement of any tender offer for securities which include the Company's Common Stock held in participants' accounts. The Company will use its best efforts to distribute to participants in a timely manner the same information that is distributed to all of the Company's shareholders in connection with the tender offer. After consulting with the Trustee, the Company will provide a means by which participants may direct the Trustee whether or not to tender the Company's Common Stock credited to their accounts. The Trustee will not tender shares held in any participant's account for which it receives no direction from the participant. A participant may, at any time prior to a tender offer withdrawal date, direct the Trustee to withdraw shares of the Company's Common Stock previously directed by the participant to be tendered.

                 The Company or the Administrator shall provide participants with prompt notice of any modification, suspension or termination of the Plan.

                 Certificates for whole shares issued to a participant upon termination of participation in the Plan pursuant to Section 12, or upon withdrawal of shares pursuant to Section 13, or upon termination of the Plan by the Company, shall be registered in the names used by participants at the time they enrolled in the Plan, except as otherwise provided pursuant to Section 13.

                 The Hawaiian Electric Industries Retirement Savings Plan and any other plans of the Company or its direct or indirect subsidiaries may participate in the Plan on such terms and in such manner as may be determined by the Treasurer of the Company.





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